                                                                   EXHIBIT 10.23

                  SECOND MODIFICATION AND RATIFICATION OF LEASE

        THIS SECOND MODIFICATION AND RATIFICATION OF LEASE ("Modification") is made and entered into effective this ___ day of December 1999 by and between ST. PAUL PROPERTIES, INC., a Delaware corporation ("Landlord"), and THE TRIZETTO GROUP, INC., a Delaware corporation ("Tenant").

                                  WITNESSETH:

        WHEREAS, Landlord and Tenant entered into that certain Office Lease dated as of April 26, 1999, as amended by that certain Lease commencement letter signed by Landlord on September 9, 1999, and by Tenant on September 7, 1999, and by that certain First Modification and Ratification of Lease entered into effective November 1, 1999 (hereafter collectively the "Lease"), for the rental of certain commercial real property located in the Building known as Atrium I, 6061 S. Willow Drive, Englewood, Colorado, and more particularly described in the Lease as Suite 310 (the "Premises"); and

        WHEREAS, effective May 1, 2000, Tenant desires to expand the Premises through the addition of Suite 300 in the Building, containing approximately 22,670 rentable square feet on the third floor of the Building (the "Expansion Premises") as depicted in Exhibit A-1; and

        WHEREAS, Tenant desires to extend the term of the Lease for the primary Premises to be coterminous with the term of the Lease for the Expansion Premises as set forth below; and

        WHEREAS, Landlord is willing to modify the Lease to accommodate such desires, subject to the terms and conditions of this Modification and Landlord and Tenant desire to amend the Lease to reflect the addition of the Expansion Premises, the extension of the Lease Term and the increase in Base Rent payable under the Lease.

        NOW, THEREFORE, in consideration of the foregoing, the agreements of the parties, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

        1. Definitions. All capitalized terms used herein not otherwise defined in this Modification shall have the meanings given them in the Lease.

        2. Additional Premises. Effective May 1, 2000, or upon substantial completion of the tenant improvements to be made to the Expansion Premises as defined in Exhibit B-1 attached hereto, whichever is later ("Expansion Premises Commencement Date"), Landlord shall lease to Tenant and Tenant shall lease from Landlord the Expansion Premises. It is expressly understood that the actual number of rentable square feet within the Expansion Premises is subject to confirmation in accordance with BOMA standards based upon the final space plan to be prepared by Landlord's architect for the Expansion Premises, and the parties agree to further amend the Lease to reflect any change in the actual size of the Expansion Premises, together with the calculation of Base Rent, and all other matters that are dependent upon the size of the Expansion Premises. In addition the identification of the Leased Premises in Section 1.03 (B) of the Lease is hereby amended by adding immediately after the description of the Leased Premises the following:

        EXPANSION PREMISES:

                  That part of the Building outlined on Exhibit A-1, called Suite 300, on the third floor(s) of the Building, containing approximately 22,670 rentable square feet, including tenant improvements to be made by Landlord pursuant to Exhibit B-1 to the Second Modification and Ratification of Lease.

        3. Expansion Premises Commencement Date. Section 1.03(D) of the Lease is hereby amended by adding immediately after the description of the commencement date of the Lease the following:

                  The Expansion Premises Commencement Date shall be May 1, 2000, unless delayed by Force Majeure, or as otherwise delayed as provided in Exhibit "B1 " to the Second Modification and Ratification of Lease.

        4. Expansion Premises Completion Date. Section 1.03(E) of the Lease is hereby amended by adding immediately after the description of the completion date under the Lease the following:

                  The Expansion Premises Completion Date shall be May 1, 2000, unless delayed by Force Majeure, or as otherwise delayed as provided in Exhibit "B-1" to the Second Modification and Ratification of Lease.

        5. Termination Date. Section 1.03(F) of the Lease is hereby amended in its entirety by replacing the existing Termination Date of the Lease of November 30, 2004, with the following:

                  The Termination Date of the Lease for the Premises and the Expansion Premises shall be April 30, 2006 (seventy-two (72) months following the Expansion Premises Commencement Date), unless sooner terminated as provided in this Lease, or as otherwise extended as provided in Exhibit "B-1" to the Second Modification and Ratification of Lease.

        6. Expansion Premises Term. Section 1.03(G) of the Lease is hereby amended by adding immediately after the description of the Term of the Lease the following:

                  The Term of the Lease for the Premises shall be extended so that it coincides with the expiration of the Term for the Expansion Premises. The Expansion Premises Term shall be a period of seventy-two (72) months commencing on the Expansion Premises Commencement Date and expiring at 11:59 p.m. local time



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

                  on the Termination Date, unless sooner terminated or extended as provided in this Lease.

        7. Tenant's Proportionate Share. Section 1.03(J) of the Lease is amended effective on the Expansion Premises Commencement Date by adding immediately after the description of the Tenant's Proportionate Share under the Lease for the Premises the following:

                  Tenant's Proportionate Share for the Expansion Premises shall be 17.52%.

        8. Security Deposit. Section 1.03(K) of the Lease is hereby amended by increasing the security deposit for the Premises and Expansion Premises in the amount of Thirty-seven Thousand Three Hundred Eleven and 04/100 Dollars ($37,311.04), for a total security deposit of One Hundred Fifteen Thousand Twenty-seven and 29/100 Dollars ($115,027.29), which additional amount shall be payable to Landlord upon execution of this Modification.

        9. Parking Spaces. Section 1.03(O) of the Lease is amended effective on the Expansion Premises Commencement Date by the addition of the following at the end of the section:

                  During the Expansion Premises Term, Tenant shall be entitled to the additional non-exclusive use in common with Landlord and others of a maximum of seventy-four (74) parking spaces in the Building parking areas at no charge during the primary Term of the Lease. Within the foregoing parking allowance, Tenant shall be entitled during the primary Lease Term to ten
                  (10) covered parking spaces in the Building parking area at the rate of $30.00 per parking space per month. In addition, through June 30, 2002, Tenant may be entitled to use additional parking spaces, in an amount to be determined by Landlord, on a non-reserved, non-exclusive basis in common with other tenants of the Building, in that certain parking lot adjacent to the Building parking lot and currently leased by Landlord and known as the "Sheplers" parking lot, at no additional cost to Tenant. Landlord reserves the right to strictly enforce the number of parking spaces utilized by Tenant during the term of this Lease based upon a parking ratio of 3.3 parking spaces per 1,000 rentable square feet.

        10. Operating Expenses. Section 2.02 of the Lease shall be amended effective on the Expansion Premises Commencement Date by adding to the first sentence thereof immediately after the words "the 1999 base year" and immediately before the parenthetical reference "("Excess Expenses")," the following:

                  for the Premises through November 30, 2004, and during the 2000 base year with respect to the Expansion Premises during the Expansion Premises Term and with respect to the Premises beginning on December 1, 2004.

        In addition, the following shall be added immediately after the last paragraph of Section 2.02:

                  If during any calendar year of this Lease, the occupancy of the Building averages less than ninety-five percent (95%), it is agreed that the Operating Expenses with



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                  respect to the Expansion Premises shall be computed as though the Building had been ninety-five percent (95%) occupied for such calendar year.

        11. Base Rent. Effective on the Expansion Premises Commencement Date,
Section 1.03(H) of the Lease entitled Base Rent, and Section 1.03(I) of the Lease entitled Monthly Installments of Base Rent, shall be amended in their entirety and replaced with the following:

                  (a) Base Rent. Tenant shall pay Base Rent for the Premises, payable monthly in advance, without demand, deduction or set-off, in accordance with the following schedule:

                           Rentable           Lease            Annual              Monthly
      Months              Square Feet         Rate             Payment             Payment
      ------              -----------         ----             -------             -------
       1-61                 23,610         $21.04/rsf        $496,754.40         $41,396.20
(11/8/99-11/30/2004)
        62-73               23,610         $21.46/rsf        $506,670.60         $42,222.55
(12/1/2004-11/30/2005)
        74-78               23,610         $21.89/rsf        $516,822.90         $43,068.58
(12/1/2005-4/30/2006)

                  (b) Expansion Premises Base Rent. In addition to the Base Rent payable with respect to the Premises, Tenant shall also pay Base Rent with respect to the Expansion Premises, payable monthly in advance, without demand, deduction or set-off, in accordance with the following schedule:

                        Rentable           Lease              Annual               Monthly
      Months           Square Feet         Rate               Payment              Payment
      ------           -----------         ----               -------              -------
       1-60              22,670         $19.75/rsf          $447,732.50          $37,311.04
 (5/1/00-4/30/05)
       61-72             22,670         $20.15/rsf          $456,800.50          $38,066.71
 (5/1/05-4/30/06)

        12. Termination Option. Paragraph 3 of the Addendum to the Lease shall be deleted in its entirety and replaced with the following:

        Provided no Event of Default has occurred and is continuing, and provided that Tenant has not assigned the Lease or sublet all or any portion of the Premises or the Expansion Premises, and in the event Landlord is unable to accommodate within the Building the growth requirements of Tenant, Tenant shall have the option, in its sole discretion, to terminate the Lease with respect to the Premises and the Expansion Premises on April



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        30, 2005, by providing Landlord with one-hundred eighty (180) days'
        prior written notice of Tenant's intent to terminate the Lease with respect to the Expansion Premises, and provided that by April 30, 2005, Tenant shall pay Landlord a termination fee equal to the sum of all of Landlord's unamortized costs of leasing the Premises and Expansion Premises to Tenant, including but not limited to leasing commissions, tenant improvements and other concessions, plus an amount equal to four
        (4) months of the then existing Base Rent for the Premises and Expansion Premises.

13. Tenant Improvements. Landlord agrees to provide Tenant with an allowance for tenant improvements for the Expansion Premises in the amount and in the manner as set forth in the attached Exhibit B-1 - Provisions Relating To Construction Of Tenant's Expansion Premises (Finish Allowance only).

14. Right of Offer. Paragraph 2 of the Addendum to the Lease shall be deleted in its entirety and replaced with the following:

        During the initial Term of the Lease, Tenant shall have a right of offer, subject to existing rights granted to other tenants as of the date of this Modification, to lease any space that may become vacant and located on the second (2nd) floor of the Building as more particularly shown on Exhibit A-2 attached hereto (the "Offer Space"), if and when the Offer Space becomes "available for lease." For purposes of this right of offer, the Offer Space will be considered to be "available for lease" if (i) no bona fide written lease agreement is currently in force or effect with respect to such space, (ii) the space becomes vacant, or will become vacant, because an existing tenant's lease has or will expire or be terminated with no renewal or extension options subject to being exercised with respect to such space, and (iii) Landlord makes the Offer Space available for leasing to others. Tenant's right of offer with respect to such Offer Space shall be upon the following terms and conditions:

        a) In the event that (i) the Offer Space, or any part thereof, becomes or is about to become available for lease as provided above, Landlord will notify Tenant of the rental terms on which it would be willing to lease the Offer Space to Tenant, and Tenant shall have a right of offer to lease that portion of the Offer Space identified in Landlord's notice, subject to existing rights granted to other tenants as of the date of this Modification, at the rent and on the terms and conditions contained in Landlord's notice.

        b) The right of offer will be exercised by Tenant signing a lease amendment with respect to the subject portion of the Offer Space at the rent and on the terms set forth in Landlord's notice. Tenant shall accept or reject the offer contained in Landlord's notice within five business (5) days after the receipt of Landlord's notice. If an amendment incorporating the terms contained in Landlord's notice is not signed within five business (5) days following receipt of Landlord's notice, time being strictly of the essence, Landlord will have the right to lease all or a portion of the Offer Space free of the rights of Tenant under this



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             Paragraph, and Tenant's right of offer granted herein shall be null and void. Any space leased by Tenant will be added to the Premises as of the date provided in the proposed amendment.

        c) Landlord is under no obligation to offer for lease all or any portion of the Offer Space to Tenant or any other person.

        d) Notwithstanding any other provision set forth above, it is agreed that Tenant shall not be permitted to exercise any of its rights contained in this Paragraph 14 at any time when the Lease is not in effect or at any time when an Event of Default exists, (ii) in the event that Tenant assigns the Lease or sublets any portion of the Premises or the Expansion Premises at any time, and (iii) Tenant may not exercise the right contained in this Paragraph 14 if the effective date of the addition of the Offer Space to the Premises previously leased would be at any time during the last year of the then existing term of the Lease.

        e) In the event that Tenant fails to exercise the foregoing right of offer as provided in this Paragraph 14, time being strictly of the essence, Tenant's right of offer shall be null and void.

        f) Tenant acknowledges that it is only being granted a right of offer that is subject and subordinate to the rights of any existing tenant with pre-existing rights of refusal, rights of offer, or options to lease, as of the date of this Modification.

        g) In no event shall Landlord be responsible for any brokerage commission for any real estate broker retained by Tenant with respect to this right of first offer.

        15. Monument Signage. Provided that Tenant is not then in default of the Lease, and provided that Tenant has not assigned this Lease, nor sublet all or any portion of the Premises or the Expansion Premises, Landlord shall permit Tenant to utilize the Building monument signage located on the east side or west side of the Building, but not both. All signage plans shall be subject to Landlord's approval, and further shall comply with all laws governing use of such signage, including but not limited to the those restrictions imposed by the Denver Technological Center Architectural Control Committee and the City of Greenwood Village, Colorado. Tenant, at its sole cost and expense, shall be responsible for costs related to such monument signage.

        16. Real Estate Brokers. Each of the parties hereto hereby warrants and represents to the other party that it has not dealt with or been represented by any broker in connection with its execution of this Modification other than Landlord's listing agent, Venture Group Real Estate, LLC, acting as agent of Landlord, and Julien J. Studley, Inc., acting as agent-of Tenant. Landlord shall be responsible for payment of any compensation or commission to Venture Group Real Estate, LLC, and Julien J. Studley, Inc., with respect to this Modification. Tenant agrees to indemnify and hold Landlord harmless from and against any other claims for commissions or similar compensation from any other person claiming an entitlement to any such payment as a result of its representation of Tenant. In addition, Landlord agrees to indemnify and hold Tenant harmless from and against any claims for commissions or similar



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compensation from any other broker or person claiming an entitlement to any such payment as a result of its representation of Landlord.

        17. Performance of Obligations. Tenant hereby acknowledges and confirms that, as of the date hereof, Landlord has performed all obligations on the part of the Landlord under the Lease and that Tenant has no claims against Landlord or claims of offset against any rent or other sums payable by Tenant under the Lease.

        18. Conflicts and Non-Amended Provisions. In the event of any express conflict or inconsistency between the terms of the Lease and the terms of this Modification, the terms of this Modification shall control and govern. In all other respects, the terms, covenants and conditions of the Lease are hereby ratified, reaffirmed and republished in their entirety.

        19. Condition Precedent. This Modification, and Tenant's right to lease the Expansion Space, is expressly conditioned upon the Expansion Premises being available to lease, and is subject to pre-existing rights of existing tenants in the Building. In the event that any tenants within the Building exercise any pre-existing rights to the Expansion Space, time being strictly of the essence, this Modification shall be null and void.

        20. No Offer. The submission of this Modification by Landlord to the Tenant is not an offer to modify or amend the Lease and is not effective until execution and delivery by both Landlord and Tenant.

        21. Entire Agreement. This Modification contains the entire agreement between the parties as to its subject matter and supersedes any and all prior agreements, arrangements or understandings between the parties relating to the subject matter hereof.

        22. Counterparts. This Modification may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties have entered into this Modification effective as of the date first set forth hereinabove.

LANDLORD:                                  TENANT:

ST. PAUL PROPERTIES, INC., a               THE TRIZETTO GROUP, INC.,
Delaware corporation                       a Delaware corporation


By: /s/ R. WILLIAM INSERRA           By:  /s/   MJ SUNDERLAND
   -----------------------------     -----------------------------------
      R. William Inserra             Name:  MJ SUNDERLAND
      Vice President -               Title: SR VP, CFO
      Asset Management





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                                  EXHIBIT "B-1"
            PROVISIONS RELATING TO CONSTRUCTION OF TENANT'S EXPANSION
                                    PREMISES
                            (FINISH ALLOWANCE ONLY)

        1. Landlord will provide Tenant with a construction credit in the sum of up to Fifteen and No/100 Dollars ($15.00) per rentable square foot of the Expansion Premises, which equals Three Hundred Forty Thousand Fifty and No/100 Dollars ($340,050.00) (the "Construction Credit"), which may be used only against the cost of design and construction by Landlord of Improvements or alterations permanently installed and incorporated in the realty of the Expansion Premises or the Premises, including space plans and working drawings of the Expansion Premises (excluding specifically fixtures, furniture and equipment), as contemplated under the plans and specifications and working drawings to be prepared by an architect selected by Tenant, and subject to Landlord's reasonable approval, and to be initialed by Tenant and by Landlord for identification and approval (the "Plans"); provided, however, that Landlord shall provide Tenant with one space plan for the Expansion Premises at no charge (the cost of any additional space plans and all working drawings shall be paid for out of the Construction Credit). Landlord will cause such work (the "Work") to be performed in a good and workmanlike manner and in accordance with the Plans, using Landlord's standard building materials (unless otherwise specified by Tenant), and using one of Landlord's approved contractors for the Building. All Work performed shall be subject to Landlord's review and approval, including but not limited to administration of the Work, which administration shall be subject to a construction management fee payable to Landlord out of the Construction Credit of one percent (1%) of the Construction Credit, which is equal to Three Thousand Four Hundred and 50/100 Dollars ($3,400.50). All Work shall also be subject to the reasonable approval of the architect. If the Construction Credit is not used within six months of the Commencement Date, the unused portion shall revert back to Landlord.

        2. In the event the cost of the Work exceeds the Construction Credit, Landlord agrees to provide an additional Construction Credit (the "Additional Construction Credit") of up to Three and No/100 Dollars ($3.00) per rentable square foot, which equals Sixty-eight Thousand Ten and No/100 Dollars ($68,010.00) provided the cost of any such Additional Construction Credit shall increase the Base Rent under the Lease for the Premises and the Expansion Premises by amortizing such Additional Construction Credit over the Term at the rate of eleven percent (11%) per annum, compounded monthly, and further provided, that Landlord and Tenant shall enter into an amendment to this Lease memorializing the amount of the Additional Construction Credit used, and the new Base Rent for the Premises and the Expansion Premises. Any portion of the Additional Construction Credit used by Tenant shall also be subject to a one percent (1%) construction management fee payable to Landlord out of the Additional Construction Credit. Tenant shall have the option of reimbursing Landlord the Additional Construction Credit amounts provided by Landlord within thirty (30) days of the final accounting of such costs.

        3. All material and labor selected by Tenant must be readily available in Denver, Colorado. Tenant agrees that promptly after the execution of the Modification, Tenant will



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advise Landlord of all selections or designations as to paint, color and materials, if other than Landlord's standard materials.

        4. Any additional work which Landlord may agree to perform, or cost of changes or any materials or installations other than Landlord standard materials or installations which Landlord may agree to obtain over and above the Construction Credit, or the Additional Construction Credit if utilized by Tenant, (to be known as "Tenant's Overstandard Work"), shall be procured at a cost, plus 5% thereof as an administration payment. Costs include but are not limited to so-called "general conditions" (e.g., trash, clean-up and hauling, job lighting and power, insurance, safety protection, security and hoists) in whole or in part apportionable to Tenant's Overstandard Work. If the aggregate of all Tenant's Overstandard Work to which Landlord agrees is less than $2,000.00, the whole amount shall be payable promptly after completion of such work and after Landlord's billing Tenant for the work. If the aggregate of all Tenant's Overstandard Work exceeds $2,000.00, such aggregate shall be payable 50% upon Tenant's signing with Landlord the agreement under which Landlord agrees to perform such Tenant's Overstandard Work, and the balance shall be payable in substantially equal progress payments promptly after Landlord's billing Tenant for that work. Such payments in either event shall be collectible as additional obligations which Tenant shall bear pursuant to the Lease, and, if Tenant defaults in the payment of that work, Landlord shall have (in addition to all other remedies) the same rights as provided in the Lease in the event of Tenants' default in the payment of rent. Any Tenant's Overstandard Work shall also be subject to the terms of the Lease and shall also be subject to Landlord's approval of plans and specifications as set forth in Paragraph 1 above.

        5. If the Expansion Premises are not ready for occupancy because of delays attributable to Tenant (such as changes by Tenant to its finish requirements after approval of the initial design, delays in providing information or approving space plans and drawings, and like delays, but not including the architect's reasonable rejection of the Work under Paragraph 1 above) the Expansion Premises Commencement Date shall be the date the Expansion Premises would have been substantially completed and ready for occupancy in the absence of such delays, which date is agreed to be May 1, 2000. Failure by Landlord to complete the tenant finish improvements shall not relieve Tenant of its duty to pay rent and perform its obligations under the Lease if such failure is attributable to Tenant's failure to determine its requirements, approve plans and specifications or otherwise facilitate completion of the tenant finish improvements. However, if the Expansion Premises are not ready for occupancy because of delays not attributable to Tenant, Force Majeure, or architect's reasonable rejection of the Work pursuant to Paragraph 1 above, the Expansion Premises Commencement Date shall be the first day of the month following the date the Work is substantially complete and the Expansion Premises are substantially ready for occupancy. In the event the Expansion Premises Commencement Date is delayed beyond May 1, 2000, the Termination Date of the Lease for the Premises and Expansion Premises shall be extended to the date which is the last day of the month that is seventy-two (72) full months after the Expansion Premises Commencement Date, and the parties shall enter into an amendment to the Lease verifying the Expansion Premises Commencement Date and the Termination Date of the Lease.

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

        6. The terms "substantially complete" and "substantial completion" are defined as the date when construction is sufficiently completed in accordance with the contract documents, as modified by any change orders agreed to by the parties, and subject to completion of Tenant's reasonable list of punch-list items, so that Tenant can occupy the Expansion Premises for the use for which it was intended.


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